Exhibit 99.1

Vision-Sciences Promotes Howard Zauberman to Chief Executive Officer and President, and Appoints him to Board of Directors

Orangeburg, NY –November 26, 2013 – Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced that effective today, Howard Zauberman, currently serving as Interim Chief Executive Officer, has been promoted to Chief Executive Officer and President. The Board also elected Mr. Zauberman to the Board of Directors to serve as a Class I director.

“Howard’s work on behalf of Vision-Sciences over the last few months has moved the company in the right direction,” said Lewis Pell, the Chairman of the Board and co-founder. “In recognition of the progress he has made, we made the decision to appoint Howard as our permanent CEO, and we look forward to having him join our Board.”

Mr. Zauberman added, “I have been working with Vision-Sciences since May and believe that we have made significant progress to date. I look forward to working with the Company, the full Board and the management team as we seek to execute our strategy of growth and expansion for our innovative EndoSheath technology.”

Mr. Zauberman, 60, has over 30 years of experience as a leader in the medical products industry. Prior to joining Vision-Sciences in May 2013, Mr. Zauberman was Vice President of Business Development at Henry Schein, Inc., a leading global healthcare distributor serving office based medical practitioners, from 2005 through 2012. Mr. Zauberman also served as a Special Venture Partner at Galen Partners, a healthcare growth equity and late stage venture capital firm, focused on technology enabled services, medical devices and specialty pharmaceuticals. Prior to this, Mr. Zauberman held senior management positions at ETHICON, Inc. a Johnson & Johnson company and Pfizer, Inc. Mr. Zauberman has a Masters of Engineering Management from Northwestern University, a Bachelor of Science from Columbia University in mechanical engineering and a Bachelors degree from Queens College.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for endoscopy – the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily available to the human eye.  Vision-Sciences’ unique flexible endoscopic products utilize a streamlined visualization system and proprietary sterile disposable sheaths, known as EndoSheath technology, to provide users quick, efficient endoscope turnover while ensuring enhanced patient safety through the use of sterile, single-use technology.  Within its medical segment, Vision-Sciences targets five main areas for its fiber and video endoscopes and EndoSheath technology: urology, pulmonology, gastroenterology (GI), ENT (ear, nose and throat) and spine.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Contacts:
Keith Darragh	Lisa Wilson
VP, Finance and Principal Financial and Accounting Officer	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 365-0600	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com